Exhibit 99.2

For Immediate Release

HOSPIRA BOARD AUTHORIZES $1 BILLION

SHARE REPURCHASE PROGRAM

LAKE FOREST, Ill., April 25, 2011 — Hospira, Inc. (NYSE:HSP), a global specialty pharmaceutical and medication delivery company, today announced that its board of directors has authorized the repurchase of up to $1 billion of the company’s common stock.

“This share repurchase program underscores our continued belief and optimism in Hospira’s long-term growth prospects, as well as our commitment to return value to our shareholders,” said F. Michael Ball, chief executive officer. “The share repurchase is one component of our planned uses of cash and capital structure, which we will update as scheduled when we announce our first-quarter 2011 results on April 26.”

The multi-year program authorizes the company to repurchase common shares from time to time through the open market and through private transactions in compliance with securities regulations and other legal requirements. The size and timing of any purchases are at the discretion of company management, based on factors such as price, business and market conditions. The program does not have an expiration date.

The new authorization is the second share-repurchase authorization for the company. The first authorization, for $400 million of the company’s common stock, was announced in February 2006 and recently completed.

For the three months ended Dec. 31, 2010, the company had approximately 170.1 million weighted average shares of common stock outstanding.

-MORE-

About Hospira
Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™. As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has approximately 14,000 employees. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Hospira’s intention to repurchase shares of its stock. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including uncertainties as to the market price of Hospira’s stock, market conditions in general and Hospira’s future operating performance.  Economic, competitive, governmental, regulatory, legal, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s latest Annual Report on Form 10-K and subsequent Forms 10-Q filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

###

Media Stacey Eisen (224) 212-2276	Financial Community Karen King (224) 212-2711	Financial Community Ruth Venning (224) 212-2774